EXHIBIT 10.1
CONFORMED COPY
BUSINESS SERVICES AGREEMENT
          THIS BUSINESS SERVICES AGREEMENT (this “Agreement”) is made and entered into as of January 31, 2006 (the “Effective Date”) by and between Emdeon Corporation, a Delaware corporation, Envoy Corporation (“Business Services”), and Emdeon Practice Services, Inc. (“Practice Services,” and collectively with Emdeon Corporation and Business Services, “Emdeon”) and WebMD Health Corp., a Delaware corporation (“WebMD”).
RECITALS
     WHEREAS, WebMD is a leading online provider of health information services to consumers, physicians, healthcare professionals, employers and health plans, through its public and private online portals;
     WHEREAS, Emdeon is a leading provider of revenue cycle management and clinical communication solutions for payers, providers and patients and through its broad payer and provider relationships can distribute timely clinical and financial information;
     WHEREAS, the parties believe that the trend in healthcare cost shifting to members and employees is leading payers and employers to take steps to create faster and more effective means of communicating with individual members and employees as to relevant clinical and financial information and to provide such persons with additional decision support tools to better manage their individual health decisions;
     NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
AGREEMENT
     SECTION 1. Clinical Quality Applications
A. External Clinical Quality Applications.
     (a) Emdeon provides, and may develop and/or acquire in the future during the term of this Agreement, online products and services that are principally provided for use as physician/provider-facing applications or consumer (patient/member) facing applications (ie, those that are directed online to physicians or to individual consumers/patients/members) that (i) analyze, assess and report on patient care, and/or (ii) provide clinical quality measures of physicians, hospitals and other providers, and which include the benefit of the clinical rules supporting these applications. Those products and services as described in the preceding sentence are hereinafter referred to as “External Clinical Quality Applications.”

     (b) The parties agree that Emdeon’s assets set forth in Section 1.A.(b)(i)-(iii) below, to the extent they are provided principally for use as physician/provider-facing or consumer-facing applications as described in the preceding paragraph (hereinafter the “Prism Assets”), are included within the definition of External Clinical Quality Applications:
          (i) PrismMD: Emdeon’s application that provides messaging and other communications vehicles to provide care alerts to both providers and members. The software also provides physicians with comprehensive listing of all services provided to patients under their care.
          (ii ) PrismReach: Emdeon’s application that offers individual physicians an array of patient-specific information to better manage their patients and their overall clinical practice, accessible at the point of care.
          (iii) Prism P4P: Emdeon’s application that establishes and maintains Pay for Performance physician reporting based on quality of care, which may include tools to provide for scoring methodologies.
     (c) Subject to the terms and conditions of this Agreement, Emdeon hereby grants and confirms having granted to WebMD a perpetual, worldwide license of the External Clinical Quality Applications to WebMD for use in WebMD’s business as WebMD may determine (the “License”). WebMD shall have the right to modify, change and update the External Clinical Quality Applications, and to create derivative works from the External Clinical Quality Products, as it determines in its sole discretion, and at its expense. The License shall include the software, documentation, development tools and intellectual property to the extent necessary to provide the External Clinical Quality Applications, and shall include all maintenance, updates, modifications, and improvements made to the External Clinical Quality Applications by Emdeon, from time to time (for which there shall be no additional cost to WebMD). The License to the External Clinical Quality Applications shall include any third party licenses necessary to deliver such applications to the extent permitted by the terms thereof, and Emdeon will hold such third party licenses to assure the rights of WebMD under the License to the extent permissible by the terms thereof. Any additional fees required to obtain such third party license rights shall be at WebMD’s expense. Emdeon and WebMD will work together to ensure that the External Clinical Quality Applications continue to be developed in accordance with WebMD’s reasonable development plans and its business requirements, subject to Section 1.A.(d) below.
     (d) WebMD will have the right to market and distribute the External Clinical Quality Applications, and in connection with any marketing and sales activities for the External Clinical Quality Applications, WebMD will provide first level customer service support to its customers for the External Clinical Quality Applications. To the extent that WebMD requires second level support for the External Clinical Quality Applications, or if WebMD requires customization or incremental development in regards to an External Clinical Quality Application, Emdeon will provide such support at customary rates. In addition, nothing in this agreement is intended to prohibit WebMD from developing, marketing and selling its own or other third party external clinical quality applications (with no commission payable to Emdeon). However, WebMD will make commercially reasonable efforts to market the

External Clinical Quality Applications to those particular clients or potential clients that WebMD reasonably determines may have an interest in such products. In addition, Emdeon may from time to time provide recommendations as to particular clients or potential clients for the External Clinical Quality Applications.
     (e) Emdeon also will be permitted to continue to market the External Clinical Quality Applications, provided however, Emdeon will not offer the External Clinical Quality Applications as stand-alone products, but rather may offer and distribute the External Clinical Quality Applications to its current and potential payer customers in connection with the integration of the External Clinical Quality Applications with Emdeon core products and services. Emdeon will use commercially reasonable efforts to avoid channel conflicts in distributing its products as provided in the foregoing sentence. During the term of this Agreement, Emdeon will not license or provide External Clinical Quality Applications other than through WebMD Health as provided herein. The pricing pursuant to which WebMD will make the External Clinical Quality Products available to an Emdeon customer as provided in this Section 1.A.(e) will be competitive with the pricing it provides to other similar customers purchasing substantially the same products at the same volume/commitment levels. The parties acknowledge that based on client preferences, the External Clinical Quality Applications may be accessible through channels in addition to WebMD Health properties (i.e, client websites, etc).
     (f) The External Clinical Quality Applications are provided to WebMD “as is”, and with all of Emdeon’s rights in such products and do not include any third party licenses or intellectual property licensed from any third party, except as provided in Section 1.A.(c). To the best of Emdeon’s knowledge, the External Clinical Quality Applications do not infringe any intellectual property rights of any third party as such products are used by Emdeon as of the date hereof.
     (g) The parties acknowledge that External Clinical Quality Services exclude Emdeon’s electronic health record applications (such as those currently offered through Intergy EHR, Intergy Imaging, Intergy PDA), and other similar applications provided by Emdeon’s Practice Services, as well as Emdeon’s products which provide for sending and receiving of prescriptions and lab results, and reasonable extensions of such products hereafter that are consistent with its past practice for such products.
     (h) Within seven (7) days after termination of this Agreement, Emdeon shall provide WebMD with copies of the Documentation for the External Clinical Quality Applications to the extent necessary for WebMD to continue to the use of the perpetual license granted to WebMD hereunder. The “Documentation” regarding the External Clinical Quality Products shall be deemed to consist of the following:
1. A copy of the software (including source and use code) comprising the External Clinical Quality Applications, including as to the assets set forth in Section 1.A.(b)(i)-(iii) above;
2. A copy of the records relating to the External Clinical Quality Applications; and
3. A copy of the development tools relating to the External Clinical Quality Applications to the extent necessary to provide the External Clinical Quality Applications as of such date.

     With the Documentation, Emdeon will also provide any third party license consents necessary for WebMD to continue to use the External Clinical Quality Applications as in effect immediately prior thereto (other than off-the-shelf, shrink wrap or other generally available software), or if such consent cannot be obtained, it shall hold such third party licenses for the benefit of WebMD to the extent permitted by the terms thereof. Any additional fees required to obtain such third party license rights shall be at WebMD’s expense.
B. Internal Clinical Quality Services
     (a) Emdeon develops, markets, sells and provides, and may in the future develop, market, sell and provide, products and services that are principally provided for use as payer facing-applications that provide to payers (i) “clinical” quality measures of physicians, hospitals and providers, and (ii) analytics and reporting to such payers on the quality of patient care, in each case, other than through consumer and/or physician/provider facing applications (collectively, “Internal Clinical Quality Services”). WebMD will be permitted to develop, market, sell and provide Internal Clinical Quality Services, and WebMD and Emdeon may meet on a regular basis to discuss potential coordination of marketing efforts for Internal Clinical Quality Services to particular clients or potential clients. Emdeon may make available to WebMD, Emdeon Internal Clinical Quality Services for integration with WebMD products and services. The pricing pursuant to which Emdeon will make the Emdeon Internal Clinical Quality Services available to a WebMD customer as provided in this Section 1.B.(a) will be competitive with the pricing it provides to other similar customers purchasing substantially the same products at the same volume/commitment levels. Notwithstanding the foregoing, WebMD will be permitted to develop, sell and provide its own services in this area or license and work with third parties for such services.
     SECTION 2. Consumer Directed Applications
     (a) Emdeon agrees that applications, tools, products and/or services that are directed through an online means to individual consumers, patients, or health plan members, as end users, including those providing a patient or member view of the potential cost of care or financial responsibility for individual medical and/or drug claims (collectively, “Consumer Directed Applications”) will be licensed and/or provided by WebMD, other than Permitted Applications as described in Section 2(e) below, and Emdeon agrees that so long as this Agreement is in effect Emdeon will not license or provide Consumer Directed Applications except through WebMD.
     (b) To the extent that Emdeon identifies in its business a need for a Consumer Directed Application in order to support a business requirement related to the marketing of its core services, Emdeon will first present WebMD with the opportunity to meet Emdeon’s requirement for the Consumer Directed Application with written notice of the terms and specifications and requirements for the Consumer Directed Application. WebMD will notify Emdeon within thirty (30) days of receipt of Emdeon’s written notice as to whether or not it elects to provide the Consumer Directed Application. If WebMD elects to provide the Consumer Directed Application, WebMD will provide the specifications and parameters for the applicable Consumer Directed Application together with a reasonable schedule for delivery of the Consumer Directed Application, on a basis consistent with Emdeon’s business requirements, and Emdeon agrees that WebMD shall be the provider of such Consumer Directed Application. If WebMD elects not to provide the Consumer Directed Application, or after electing to do so and providing a reasonable delivery schedule, fails to substantially comply with such schedule (after written notice and a thirty (30) day opportunity to cure such failure), Emdeon may pursue that opportunity through a third party or on its own, on substantially the same terms as discussed with WebMD. Emdeon will keep WebMD apprised of its marketing efforts related to Consumer Directed Applications.
     (c ) The parties have identified a potential Consumer Directed Application which may provide information regarding the potential cost of care or financial responsibility for individual medical and/or drug claims, and agree to work together to develop such a product. However, the preceding sentence shall not limit either party from developing such product itself. Emdeon agrees that any Consumer Directed Application that provides a patient or plan member view as to the portion of the cost of care for which the patient or plan member is responsible, will be provided and delivered by WebMD, rather than Emdeon, and during the term of the Agreement Emdeon will not make any such product available itself or through a third party other than in conjunction with WebMD, subject to the provisions of the preceding paragraph. The parties acknowledge that based on client preferences such product may be accessible through channels in addition to WebMD Health properties (i.e, client websites, provider websites, etc).
     (d) The parties acknowledge that Consumer Directed Applications, include but are not limited to, applications and tools that are directed to individual consumers, plan members or patients to assist such persons in (a) communicating with, or viewing information from, providers, (b) communicating with, or viewing information from, payors, (c) making informed benefit, provider and/or treatment choices, through access to content, personal health records, plan comparison tools, benefit comparison tools, cost treatment indicators, calculators, and/or other tools, or (d) managing and utilizing consumer directed health plans and the related other health savings and other consumer directed accounts.
     (e) For purposes of this Section 2, the term “Permitted Applications” means (i) the provision of paper and electronic invoices and statements as currently conducted by the ExpressBill subsidiary of Emdeon, (ii) the provision of paper and electronic checks and EOBs, (iii) the patient facing application linked to practice management and EHR system at Emdeon’s Practice Services segment, as currently contemplated by Emdeon with a third party provider, provided that notwithstanding the foregoing, Emdeon will also enable WebMD to deliver this solution, (iv) services performed by Emdeon’s VIPS Government Solutions Group under contracts with the U.S. Government and/or state governments, (v) distribution of the billing and payment services set forth in Sections 2(e)(i) and 2(e)(ii) above through, in addition to WebMD, portals that are not competitive with WebMD; and (vi) reasonable extensions of the products and services referred to in Section 2(e)(i) —(ii) above that are consistent with its past practice for such products. For purposes of the preceding Section 2(e)(v), portals that are competitive to WebMD include online services and websites that provide general consumer online services and portals (including but not limited to yahoo.com, msn.com and about.com), and other high traffic websites that include healthcare and non-healthcare related content and services, provided that, without the approval of WebMD which will not be unreasonably withheld, Emdeon may provide the services in Section 2(e)(i) and (ii) on portions of such sites that are not health-related. Such competitors also include more specialized health care related providers of online services, tools and applications for health care audiences, such as iVillage.com, drugs.com and realage.com.
     SECTION 3. Fees and Payment
     (a) Subject to the terms and conditions of this Agreement, beginning on the Effective Date of this Agreement, WebMD shall pay Emdeon a 20% royalty on the Net Sales of External Clinical Quality Applications to a third party as provided in Section 1.A.(a) or 1.A.(b) above, or such other royalty that the parties may otherwise agree in any particular instance.
     (b) Subject to the terms and conditions of this Agreement, Emdeon shall pay WebMD a 10% sales commission on the Net Sales of Internal Clinical Quality Services by WebMD as provided in Section 1.B.(a) above.
     (c ) Payments due hereunder are exclusive of any applicable taxes. “Net Sales” shall mean revenue obtained from the sale or license of the applicable product, less deductions from gross sales for credits, returns, allowances and other customary discounts, but does not include bad debts. If a sale of a product to which a royalty or commission applies under this Section 3 is bundled and priced together with other services as to which no royalty or commission is payable hereunder, the parties will equitably allocate a portion of the total sales price to the applicable product as to which the royalty or commission is payable. Any royalties or commissions paid on Net Sales that are subsequently refunded or rebated for any reason shall be repayable, and may be deducted from any current or future royalties or commissions payable. Royalty and commission payments will be made quarterly within thirty (30) days following the end of each quarter. Interest shall be payable on all late payments in the amount of 1% per month until paid. Each party will keep accurate records, which are sufficient to calculate all payments due to the other party and will provide such records to the other party upon request.
     (d) For each Consumer Directed Application provided to Emdeon pursuant to Section 2(b) of this Agreement, the payment to WebMD for such Consumer Directed Application shall be the greater of: (a) WebMD’s Cost (as defined below) plus 50%; or (ii) WebMD’s established market price for such product (which price shall be competitive with pricing provided to similar customers purchasing substantially the same products at the same volume/commitment levels). “Cost” shall mean the full cost incurred by WebMD to provide the Consumer Directed Application, including its direct costs incurred, such as labor costs and materials, and an appropriate allocation of indirect costs, such as allocations for rent, utilities, and corporate overhead, etc. In addition to the foregoing, if, pursuant to Section 2(b), Emdeon sells any Consumer Directed Application, Emdeon will also pay WebMD a 10% royalty on Net Sales of such Consumer Directed Applications by Emdeon. In addition, if the parties develop a patient financial responsibility Consumer Directed Application as provided in the first sentence of Section 2(c) above, the parties will equitably determine the allocation between the parties of the sales price for such product.
     SECTION 4. Term; Termination
     (a) Initial Term. The term of this Agreement shall commence on Effective Date and shall remain in effect for a period of five (5) years from the Effective Date, unless sooner terminated in accordance with the provisions of Section 4(b) or Section 4(c) and except as provided in Section 1.A(h). Notwithstanding termination of this Agreement, after termination of this Agreement, each party shall continue to pay any royalty or commissions due hereunder relating to a sale contracted during the term of the Agreement, but provided after termination, but in no event shall such royalty or commission be payable more than one (1) year after termination of this Agreement.
     (b)  Termination for breach. In the event either party materially breaches this Agreement and fails to cure such breach within ninety (90) days following receipt of written notice describing in reasonable detail the facts and circumstances concerning the breach, the other party may terminate this Agreement. Notwithstanding the foregoing, if Emdeon alleges a breach by WebMD of this Agreement and WebMD disputes such allegations of breach, Emdeon agrees to comply with the terms of this Agreement until such dispute is resolved by the parties or by a determination through arbitration as provided in Section 10 without prejudice to all remedies available to WebMD.
     (c ) Termination by WebMD. At any time during the term of this Agreement, upon thirty (30) days written notice, WebMD may, in its sole discretion and with or without cause, terminate (i) the Agreement, (ii) the License under Section 1.A, and/or (iii) the provisions of Section 2 above.
     SECTION 5. Confidential Information
     (a) “Confidential Information” means any confidential, trade secret or other proprietary information disclosed by one party to the other under or in connection with this Agreement, except for information that: (i) is already known to the receiving party without an obligation of confidentiality at the time received from the disclosing party, (ii) is developed by the receiving party independent of the other party’s Confidential Information; (iii) is obtained from a source other than the disclosing party not known to be subject to an obligation of confidentiality and without breach of this Agreement; (iv) is in the public domain when received, or thereafter enters the public domain through no fault of the receiving party; (v) is lawfully required to be disclosed to any governmental agency or is otherwise required to be disclosed by law, provided that, before making such disclosure, the receiving party shall give the disclosing party an adequate opportunity to interpose an objection or take action to assure confidential handling of such Confidential Information. Each party acknowledges that the other’s customer list is the Confidential Information of such other party and shall only be used by such party as provided by the terms of this Agreement.
     (b) The receiving party shall: (i) not disclose the Confidential Information to any third party, other than its employees, agents or independent contractors who are bound, in writing, by similar confidentiality obligations and who have a need to know such Confidential Information, (ii) not use the Confidential Information in any fashion except for purposes of performing this Agreement, and (iii) take steps consistent with its protection of its own confidential and proprietary information (but in no event exercise less than reasonable care) to prevent unauthorized disclosure of the Confidential Information.
     (c) In the performance of this Agreement, Emdeon and WebMD and their employees, subcontractors, and other agents may have access to certain Confidential Information of each other’s respective clients referred to as “Individual Information.” Individual Information includes, but is not limited to, information which, in coded or uncoded format, in whole or in part, relates to patient records or any patient identifiable information, dependents or physicians, including, without limitation, their respective names, addresses, zip codes, social security numbers, drug or medical claims data, or other personal data.
     (d) Subject to the terms of this Agreement and to applicable law, upon the termination or expiration of this Agreement, the parties shall promptly return or destroy all Confidential Information of the other and not retain any copies of the Confidential Information of the other party.
          SECTION 6. Cooperation. During the term of this Agreement and for a period of three (3) years after termination for any reason, each party shall have the right upon prior notice, and no more than one (1) time in each calendar year, to inspect any books, records and files maintained by the other party relating to services under this Agreement in order to verify that the other party has complied with its obligations under this Agreement as they relate to payment of royalties and/or commissions, and as they relate to the confidentiality provisions of Section 5 above. Neither party shall destroy or permit the destruction of (without first having offered to deliver to the other party) any such books, records and files for the time period during which they would be required to retain such books, records or files by applicable law. Emdeon and WebMD shall cooperate with one another in a timely manner in any administrative or judicial proceeding involving any matter affecting the potential liability of either Emdeon or WebMD hereunder or with respect to any governmental authority. Such cooperation shall include, without limitation, making available to the other party, during normal business hours, all books, records and information, officers and employees (without substantial interruption of employment) necessary or useful in connection with any inquiry, audit, investigation or dispute, any litigation or any other matter requiring any such books, records, information, officers or employees for any reasonable business purpose. The party requesting or otherwise entitled to any books, records, information, officers, or employees pursuant to this Section shall bear all reasonable out-of-pocket costs and expenses (except reimbursement of salaries, employee benefits and general overhead) incurred in connection with providing such books, records, information, officers or employees. The parties will develop mutually acceptable reporting of activities under this Agreement.
          SECTION 7. Disclaimers
          (a) in no event shall WebMD or its suppliers or licensors be liable under any theory of liability, however arising, for any costs of cover or for indirect, special, incidental, or consequential damages of any kind arising out of this agreement, even if emdeon has been advised of the possibility of such damages.
          (b) except in connection with its indemnification obligations hereunder or its royalty or commission obligations, WebMD’s aggregate liability for all damages, losses and causes of action in any way related to this Agreement, whether in contract, tort (including negligence) or otherwise, either jointly or severally, shall not exceed one million dollars ($1,000,000).

This section reflects an allocation of risk between the parties, is not a penalty, and shall be exclusive. This section shall apply despite any failure of essential purpose of any limited warranty or remedy.
          (c) WEBMD REPRESENTS THAT ANY CONSUMER DIRECTED APPLICATIONS PROVIDED TO EMDEON PURSUANT TO THIS AGREEMENT SHALL COMFORM TO THE SPECIFICATIONS PROVIDED BY WEBMD WITH SUCH APPLICATIONS. EMDEON REPRESENTS THAT ANY INTERNAL OR EXTERNAL CLINICAL QUALITY APPLICATIONS PROVIDED BY EMDEON PURSUANT TO THIS AGREEMENT WILL CONFORM TO THE SPECIFICATIONS PROVIDED BY EMDEON WITH SUCH APPLICATIONS. EXCEPT AS PROVIDED IN THE PRECEDING TWO SENTENCES, NEITHER COMPANY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED (A) REGARDING THE USEFULNESS, ACCURACY, COMPLETENESS, FEASIBILITY, RELIABILITY OR EFFECTIVENESS OF ITS RESPECTIVE APPLICATIONS; OR (B) THE AMOUNT OF SALES THAT MAY BE GENERATED FROM THE OTHER’S APPLICATIONS. WITHOUT LIMITING THE FOREGOING, NEITHER PARTY MAKES ANY REPRESENTATIONS THAT THE OTHER’S USE OF ITS SERVICES WILL BE UNINTERRUPTED OR ERROR FREE. THE EXPRESS WARRANTIES IN SECTION 7(c) ARE IN LIEU OF ALL OTHER WARRANTIES BETWEEN THE PARTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING BUT NOT LIMITED TO ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NON-INFRINGEMENT, AND SUCH WARRANTIES ARE HEREBY DISCLAIMED.
     SECTION 8. Indemnity.
     (a) WebMD will indemnify, defend and hold harmless, at its own expense, any claims, suits, losses, damages, liabilities, costs, expenses and actions against Emdeon brought by a third party to the extent that the action is based upon a claim that any Consumer Directed Application, when used in accordance with this Agreement, infringes any proprietary right of any third party, and WebMD will pay those costs and damages finally awarded against Emdeon (including reasonable attorneys’ fees) in any such action that are specifically attributable to such claim or those costs and damages agreed to in a monetary settlement of such action; provided, however, that WebMD shall have no obligation pursuant to the foregoing indemnification provision to the extent that any claim is based on or related to (a) any use of such Consumer Directed Applications in violation of this Agreement, or (b) any use of such Consumer Directed Applications in conjunction with any product, data, service, hardware or software not expressly contemplated to be used in conjunction with such tools. If Emdeon’s use is enjoined by reason of an infringement claim, WebMD’s sole obligation shall be to either (i) procure the right for Emdeon to continue using the Consumer Directed Application, (ii) replace or modify the components of the Consumer Directed Application subject to the infringement claim with non-infringing components of substantially equivalent functionality, or (c) if neither of the above are available, to refund to Emdeon the commissions paid for access to such Consumer Directed Application. The foregoing states the entire liability of WebMD with respect to any infringement claims and Emdeon hereby expressly waives any other such liabilities.

     (b) Emdeon will indemnify, defend and hold harmless, at its own expense, any claims, suits, losses, damages, liabilities, costs, expenses and actions against WebMD brought by a third party to the extent that the action is based upon a claim that the Internal or External Clinical Quality Applications (collectively the “Clinical Quality Applications”), when used in accordance with this Agreement, infringe any proprietary right of any third party, and Emdeon will pay those costs and damages finally awarded against WebMD (including reasonable attorneys’ fees) in any such action that are specifically attributable to such claim or those costs and damages agreed to in a monetary settlement of such action; provided, however, that Emdeon shall have no obligation pursuant to the foregoing indemnification provision to the extent that any claim is based on or related to (a) any use of such Clinical Quality Applications in violation of this Agreement, or (b) any use of such Clinical Quality Applications in conjunction with any product, service, data, hardware or software not expressly contemplated to be used in conjunction with such tools. If WebMD’s use is enjoined by reason of an infringement claim, Emdeon’s sole obligation shall be to either (i) procure the right for WebMD to continue using such tools, (ii) replace or modify the components of such tools subject to the infringement claim with non-infringing components of substantially equivalent functionality, or (c) if neither of the above are available, to refund to WebMD the commissions paid by WebMD for access to such Clinical Quality Applications. The foregoing states the entire liability of Emdeon with respect to any infringement claims and WebMD hereby expressly waives any other such liabilities.
          SECTION 9. Insurance. Each party will maintain in effect during the term of this Agreement, insurance with at least the following limits:
•	Workman’s Compensation with at least statutory limits;

•	Employer’s Liability Insurance with limits of not less than statutory limits (except in states in which there are no statutory limits for Employer’s Liability Insurance, then with limits of not less than $1,000,000 each accident, $1,000,000 disease per each employee, and $1,000,000 disease policy limit);

•	Commercial General Liability Insurance (including, broad form contractual liability coverage for it’s obligations under this Agreement) with limits of not less than:

—	Bodily Injury	$1,000,000 per occurrence, and
$2,000,000 in the aggregate, and
—	Property Damage	$1,000,000 per occurrence, and
$1,000,000 in the aggregate; and
•	Excess/Umbrella Liability with limits of not less than $3,000,000 per occurrence and $3,000,000 in the aggregate.
     The aggregate minimum limits set forth above are per policy; provided however, that each policy shall not have a term longer than eighteen (18) months. Each party agrees to provide the other with a Certificate of Insurance evidencing the coverage required in this Section upon the other’s written request. All such policies and certificates of insurance shall also require that the insurer give the other party not less than thirty (30) calendar days’ advance written notice of any cancellation in insurance coverage Each party must also provide the other with thirty (30) calendar days’ prior written notice of any non-renewal of the insurance coverage, cancellation of any insurance coverage, material change in the insurance policies, and/or reduction in limits.
     SECTION 10. Miscellaneous.
     (a) Existing Third Party Agreements. Nothing in this Agreement is intended to require either party to terminate existing contractual relationships with any third party, and such agreements shall remain in effect on the terms and conditions in existence as of the Effective Date of this Agreement. Emdeon shall continue to be responsible for delivery of Prism Assets to clients currently under contract for those services, and shall bear all expenses related to servicing such clients.
     (b) Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of the Agreement was not performed in accordance with the terms hereof and that the parties hereto shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.
     (c) Amendments and Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by WebMD and Emdeon or, in the case of a waiver, by the party or parties against whom the waiver is to be effective.
     (d) No waiver. No failure or delay by any party in exercising any right, power or privilege hereunder (other than a failure or delay beyond a period of time specified herein) shall operate as a waiver thereof and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
     (e) Notice Generally. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by courier service, by fax or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by notice given in accordance with this Section 10(e)):
     If to Emdeon:
Emdeon Corporation
Envoy Corporation
Emdeon Practice Services, Inc.
699 River Drive Center 2,
Elmwood Park, NJ 07407
Attn: General Counsel
If to WebMD:
WebMD Health Corp.
111 Eighth Avenue
New York, NY 10011
Attn: General Counsel
or at such other address as may be substituted by notice given as herein provided.

          (f) Successors and Assigns. The obligations of Emdeon in this Agreement shall apply to Emdeon Corporation and each of its subsidiaries, Envoy Corp. and Emdeon Practice Services, Inc. No party shall assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the other parties. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto as hereinafter provided. In addition, in the event of any sale, transfer, change of control or other disposition, restructuring or reorganization of Envoy Corp. or Emdeon Practice Services, Inc. or the business of either (including by way of stock sale, by sale of all or substantially all its assets or by any other means or manner or structure) to a third party, such subsidiary and its business shall continue to be subject to the obligations applicable to its business under this Agreement. The Agreement shall remain in effect in accordance with its terms regardless of the percentage ownership, if any, that Emdeon holds of WebMD, and regardless of any sale, transfer, change of control or other disposition restructuring or reorganization of Emdeon Corporation or WebMD, or either business thereof (including by way of stock sale, by sale of all or substantially all its assets or by any other means or manner or structure).
     (g) No Third Party Beneficiaries. No person other than the parties hereto and their successors and permitted assigns are intended or shall be deemed to be a beneficiary of this Agreement.
     (h) Headings. The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.
     (I) Governing Law; Dispute Resolution. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.
          (i) In an effort to resolve informally and amicably any claim or controversy arising out of or related to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, each party shall notify the other of any difference or dispute hereunder that requires resolution. Emdeon and WebMD shall each designate an executive officer to investigate, discuss and seek to settle the matter between them. If the two are unable to settle the matter within 30 days after such notification, or such longer time period as they shall agree upon, either party may initiate final and binding arbitration, in accordance with Paragraph (ii) of this Section 10(I) to resolve such matter, which the parties agree is the sole and exclusive procedure for any such dispute, except as otherwise provided therein. All offers, promises, negotiations, conduct and/or statements, whether oral or written, made in the course of the settlement discussions contemplated by this Paragraph (i) by any of the parties, their agents, employees, experts and/or attorneys are, and shall be deemed, confidential, and made executed and delivered solely for the purposes of settlement or compromise, and inadmissible for any purpose, including, without limitation, impeachment, in any arbitration or other proceeding involving the parties or any third parties, or in any court or forum whatsoever, provided however that the use of a statement or information as contemplated in a settlement under this Paragraph (i) that would be admissible or discoverable shall not be rendered inadmissible or non-discoverable solely as a result of such use.
          (ii) The following process shall be followed if, and after, the informal procedures in Paragraph (i) above do not result in a resolution of the matter. Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate (collectively, a “Claim”), shall be determined by binding arbitration in New York, New York before three arbitrators. The arbitration shall be administered (including selection of the arbitrators) by JAMS (www.jamsadr.com) pursuant to its Comprehensive Arbitration Rules and Procedures. Judgment on the award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction permitted under the terms of this Section 10(I). In the event of any Claim under this Agreement or the enforcement of any right under this Agreement by either party, regardless of whether WebMD or Emdeon prevails, Emdeon hereby agrees that Emdeon shall be responsible for all its own and all of WebMD’s costs and expenses relating thereto, including the reasonable attorneys fees and expenses of Emdeon’s attorneys and other professionals it may retain and the reasonable fees and expenses of WebMD’s attorneys and other professionals that WebMD retains. In addition, the arbitrators will have authority to award special, punitive, exemplary, consequential, incidental or indirect losses or damages and authority to award a party, subject to the foregoing sentence regarding Emdeon’s obligation for fees, costs and expenses, regardless of the prevailing party. The parties hereby agree to submit to the exclusive personal and subject matter jurisdiction and to the venue of the Supreme Court of the State of New York, County of New York, for all purposes associated with this Agreement, including the agreement to arbitrate, enforcing the agreement to arbitrate, and seeking provisional relief pending award and entering judgment upon the award. Nothing contained in this Section shall preclude the arbitrators from granting, where appropriate, injunctive or other provisional relief pending a final award. Notwithstanding the provisions of Section 10, either party may pursue any provisional remedy (including but limited to preliminary injunctive relief) to either restrain or mandate certain conduct in the courts designated in this Section. The parties shall have the right to obtain such provisional injunctive relief from a court of law designated in this Section pending the determination and award in the arbitration proceeding. In the event that WebMD seeks provisional injunctive relief pursuant to this section from the court designated herein, then Emdeon agrees that it may not request nor may the court require any bond or other security to be posted by WebMD to secure the requested injunctive relief, provided that Emdeon retains any rights it may have to oppose the injunctive relief on any other grounds. The parties also agree that the arbitrators shall have the power to determine the amount of the equitable allocation for any sale referred to in the last sentence of Section 3(d) above in the event of any dispute between the parties as to such the determination. If JAMS is no longer available or is unwilling to accept the designation provided hereunder, the parties shall mutually agree upon a substitute professional neutral administrator to replace JAMS.
     (j) Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions is not affected in any manner materially adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
     (k) Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.
     (l) Independent Contractors. The parties hereto are independent contractors engaged in the operation of their own respective business. Neither party is, or is to be considered as, the agent or employee of the other for any purpose whatsoever. Neither party has the authority to enter into contracts or assume any obligations for the other party or make any warranties or representations on behalf of the other party. Nothing in this agreement shall be construed to establish a relationship or joint venturers between the parties.
     (m) Cumulative Remedies. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.
     (n) Further Assurances. Each party will use reasonable best efforts to take or cause to be taken all action, to do or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including the execution and delivery of such instruments, and the taking of such other actions as the other party hereto may reasonably require in order to carry out the intent of this Agreement.
     (o) Construction. Each party hereto acknowledges and agrees it has had the opportunity to draft, review and edit the language of this Agreement and that no presumption for or against any party arising out of drafting all or any part of this Agreement will be applied in any dispute relating to, in connection with or involving this Agreement. Accordingly, the parties hereto hereby waive the benefit of any rule of law or any legal decision that would require, in cases of uncertainty, that the language of a contract should be interpreted most strongly against the party who drafted such language.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

EMDEON CORPORATION
By:	/s/ Kevin M. Cameron
	Name:	Kevin M. Cameron
	Title:	Chief Executive Officer

EMDEON PRACTICE SERVICES, INC.
By:	/s/ Michael Glick
	Name:	Michael Glick
	Title:	Senior Vice President

ENVOY CORP.
By:	/s/ Michael Glick
	Name:	Michael Glick
	Title:	Senior Vice President

WEBMD HEALTH CORP.
By:	/s/ Wayne T. Gattinella
	Name:	Wayne T. Gattinella
	Title:	Chief Executive Officer

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